Exhibit 99.1

CION INVESTMENT CORPORATION Announces Expansion of its Share Repurchase POLICY BY 20% to UP TO $60 million

For Immediate Release

NEW YORK, June 27, 2022 — CION Investment Corporation (NYSE: CION) (“CION” or the “Company”) today announced that its Board of Directors, including the independent directors, has increased the amount of shares of common stock that may be repurchased under its existing Share Repurchase Policy (the “Policy”) by $10 million, or 20%, to up to an aggregate of $60 million. Additionally, CION will enter into a trading plan adopted in accordance with Rule 10b5-1 of the Exchange Act (the “10b5-1 Repurchase Plan”) to facilitate repurchases under the Policy during its first available trading window after the final one-third of CION’s common stock becomes available for trading on the NYSE on July 5, 2022.

Additionally, it is anticipated that an affiliate of CION’s investment advisor will also enter into a trading plan adopted in accordance with Rule 10b5-1 of the Exchange Act to permit such affiliate to also repurchase shares of CION’s common stock. This additional trading plan will be established in addition to recent purchases made by senior members of the CION management team and several directors, including certain independent directors. For information on recent common stock purchases by CION’s executive officers and directors, please see https://www.cionbdc.com/#resources (SEC Filings).

“We believe that our solid balance sheet, strong credit quality, and prudent investment strategy has positioned our portfolio well to minimize the effect of current market volatility and take advantage of new investment opportunities. Through March 31, 2022, we continued to diversify our portfolio across several industries and our investment and origination activity remained solid, while our loss rate and non-accruals remained low. Given that our common stock currently trades at a significant discount to our net asset value, we strongly believe that increasing the total amount to be repurchased under our previously announced Policy is an efficient deployment of existing capital and should be very accretive to our current shareholders,” said Mark Gatto, co-Chief Executive Officer of CION.

“As of March 31, 2022, CION’s net investment income increased to $19.5 million, or $0.34 per share, as compared to $18.4 million, or $0.32 per share, as of December 31, 2021, while having a high allocation of first-lien senior secured loans of approximately 94% and a low debt-to-equity ratio of 0.95x. Furthermore, we believe that our relatively conservative investment strategy has served investors well with investments on non-accrual status amounting to only 0.6% at fair value as of March 31, 2022, and a cumulative annualized loss rate of only 0.11% since inception. Additionally, the recent expansion of our senior secured credit facility with JPMorgan by $100 million to $675 million and the $50 million unsecured term loan from an existing lender gives us the flexibility and the leverage capacity needed to prudently capitalize on market conditions and hopefully increase earnings for our shareholders,” added Michael A. Reisner, co-Chief Executive Officer of CION.

Share Repurchase Policy

As previously announced, on September 15, 2021, CION’s Board of Directors, including the independent directors, approved the Policy authorizing CION to repurchase up to $50 million of its outstanding common stock. Under the Policy, CION expects to purchase shares of its common stock through various means such as open market transactions, including block purchases, and privately negotiated transactions. The number of shares repurchased and the timing, manner, price and amount of any repurchases will be determined at CION’s discretion. Factors are expected to include, but are not limited to, share price, trading volume and general market conditions, along with CION’s general business conditions. The Policy may be suspended or discontinued at any time and does not obligate CION to acquire any specific number of shares of its common stock.

The 10b5-1 Repurchase Plan will be entered into by CION and adopted in accordance with Rule 10b5-1 of the Exchange Act based in part on historical trading data with respect to its shares. The 10b5-1 Repurchase Plan would permit common stock to be repurchased at a time that CION might otherwise be precluded from doing so under insider trading laws or self-imposed trading restrictions. The 10b5-1 Repurchase Plan will be administered by an independent broker and will be subject to price, market volume and timing restrictions.

ABOUT CION INVESTMENT CORPORATION

CION Investment Corporation is a leading publicly listed business development company that had approximately $1.8 billion in assets as of March 31, 2022. CION seeks to generate current income and, to a lesser extent, capital appreciation for investors by focusing primarily on senior secured loans to U.S. middle-market companies. CION is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CION. For more information, please visit www.cionbdc.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss CION’s plans, strategies, prospects and expectations concerning its business, operating results, financial condition and other similar matters. These statements represent CION’s belief regarding future events that, by their nature, are uncertain and outside of CION’s control. There are likely to be events in the future, however, that CION is not able to predict accurately or control. Any forward-looking statement made by CION in this press release speaks only as of the date on which it is made. Factors or events that could cause CION’s actual results to differ, possibly materially from its expectations, include, but are not limited to, the risks, uncertainties and other factors CION identifies in the sections entitled “Risk Factors” and “Forward-Looking Statements” in filings CION makes with the SEC, and it is not possible for CION to predict or identify all of them. CION undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CION’s Current Reports on Form 8-K, which CION filed with the SEC on May 12, 2022 and June 27, 2022, as well as CION’s other reports filed with the SEC. A copy of CION’s Current Reports on Form 8-K and CION’s other reports filed with the SEC can be found on CION’s website at www.cionbdc.com and the SEC’s website at www.sec.gov.

CONTACTS

Media

Alexander Cavalieri

acavalieri@cioninvestments.com

Investor Relations

1-800-343-3736

Analysts and Institutional Investors

Lena Cati

The Equity Group

lcati@equityny.com

212-836-9611